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Exhibit 10.30

SAMSONITE CORPORATION
EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of March 2, 2004, between Samsonite Corporation, a Delaware corporation (the "Company"), and Marcello Bottoli ("Executive").

        In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.     Definitions.

        "Affiliate" means, as applied to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of the foregoing, "control," when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise, and the terms "controlled" and "controlling" shall have meanings correlative to the foregoing.

        "COBRA" means Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Internal Revenue Code of 1986, as amended.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

        "Voting Stock" means, with respect to any Person, any shares of stock or other equity interests of any class or classes of such Person, the holders of which are entitled under ordinary circumstances (irrespective of whether at the time stock or other equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) to vote for the election of a majority of the directors, executives, trustees or other governing body of such Person.

        2.     Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 6 hereof (the "Employment Period").

        3.     Position and Duties.

          (a)   Executive shall serve as Co-Chief Executive Officer of the Company until April 15, 2004, at which time Executive shall become Chief Executive Officer of the Company, and shall have the normal duties, responsibilities, functions and authority of the Chief Executive Officer, subject to the power and authority of the Company's Board of Directors (the "Board") to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries that are consistent with Executive's position as the Board may from time to time direct.

          (b)   Executive shall report directly to the Board and Executive shall devote his best efforts and substantially all of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company's and its Subsidiaries' policies and procedures in all material respects. In performing his duties and exercising his authority under the Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company's and its Subsidiaries' efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, actively engage in any other employment, occupation or consulting for any direct or indirect compensation; provided that Executive may continue to serve in his current capacity on the board of directors of the Italian company, Ratti, so long as such service does not require Executive to spend more than 7 days per annum engaged in such activities (the "Ratti Days"). Executive's place of work shall be initially Oudenaarde, Belgium, except for travel reasonably required for Company business. Subject to paragraph 6(i), Executive acknowledges and agrees that once a permanent operational headquarters has been established for the Company by the Board (the "Headquarters") that he will relocate to the Headquarters and that the terms of this Agreement shall continue after such relocation.

          (c)   For purposes of this Agreement, "Subsidiaries" shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more subsidiaries.

        4.     Compensation and Benefits.

          (a)   During the Employment Period, Executive's base salary shall be €300,000 per annum and shall be subject to the review by the Board on an annual basis commencing January 1, 2005 (as adjusted from time to time, the "Base Salary"), which salary shall be payable by the Company in regular installments in accordance with the Company's general payroll practices (in effect from time to time) and shall be subject to such withholdings as may be required by law.

          (b)   During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement that are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

          (c)   In addition to the Base Salary, during the Employment Period, Executive will be eligible to earn an annual bonus of up to €600,000 (subject to such withholdings as may be required by law) per annum based on the assessment of the compensation committee of the Board (the "Compensation Committee") with respect to Executive's performance during such year as measured against performance targets to be agreed between the Board and Executive on an annual basis.

          (d)   In addition to (but without duplication of) the Base Salary, any bonuses and other compensation payable to Executive pursuant to this paragraph, Executive shall be entitled to the following benefits, to be provided by the Company or, at the Company's election, its Subsidiaries, during the Employment Period:

            (i)    group medical insurance and other employee benefit plans adopted by the Board (or appropriate committee thereof) for participation by Executive subject to the terms and conditions of such plans;

            (ii)   during 2004, reimbursement for reasonable premium payments made by Executive to his current medical insurance provider;

            (iii)  retirement benefit contributions, including 401(k) contributions, salaried pension plan, supplemental retirement plan and/or other customary forms of such benefits on the same basis as other senior executive employees of the Company provided that for the purposes of calculating such pension benefits Executive shall be deemed to have base salary equal to one and one-third times his base salary;

            (iv)  reimbursement for reasonable travel costs to and from Oudenaarde, Belgium for the period in which Executive's place of work is Oudenaarde (with such reimbursement made to

    Executive in accordance with Company policy with respect to reimbursement of expenses) in an aggregate amount not to exceed Euro 25,000;

            (v)   a housing allowance for the period during which Executive's place of work is Oudenaarde (with such reimbursement made to Executive in accordance with Company policy with respect to reimbursement of expenses) in an aggregate amount not to exceed Euro 25,000;

            (vi)  reimbursement for the use of an automobile for business purposes (with such reimbursement made to Executive in accordance with Company policy with respect to reimbursement of expenses) in an aggregate amount not to exceed Euro 25,000; and

            (vii) four paid weeks of vacation per year during the Employment Period (excluding the Ratti Days), to be accrued and taken in accordance with the Company's normal vacation policy applicable to senior executive employees.

        Executive agrees to work in good faith with the Company to minimize expenses relating to the forgoing benefits.

        In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible.

        5.     Board Membership. With respect to all regular elections of directors during the Employment Period, after termination of the Samsonite Corporate Therapeutics, as adopted pursuant to the Stipulation of Settlement dated as of April 28, 2000, by and among the Company and certain third parties thereto, the parties acknowledge that it is the intention of the parties that the Company shall cause Executive to be nominated to, and Executive shall if elected serve as a member of, the Board. Upon the termination or expiration of the Employment Period, Executive shall resign as a director of the Company and its Subsidiaries, as the case may be.

        6.     Term.

          (a)   The Employment Period shall continue for an indefinite period; provided that the Employment Period shall terminate (i) immediately upon Executive's death or Disability, or (ii) upon 45 days prior written notice (a "Notice Period") upon Executive's resignation (with or without Good Reason, as defined below), or (iii) immediately upon the Board's determination in its good faith judgment that termination of Executive's employment for Cause (as defined below) is in the best interests of the Company, or (iv) upon 45 days prior written notice (also a "Notice Period") upon the Board's determination in its good faith judgment that termination of Executive's employment without Cause is in the best interests of the Company.

          (b)   If the Employment Period is terminated (1) by the Company without Cause (other than as a result of Executive's Disability) or (2) upon Executive's resignation with Good Reason, Executive shall be entitled to:

            (i)    his Base Salary through the date of termination or resignation; and

            (ii)   any bonus amounts to which Executive is entitled through the date of the initiation of the Notice Period, measured and paid at the end of the annual period specified in and the pursuant to the criteria set forth in paragraph 4(c), as determined by reference to years that ended on or prior to the earlier of the date of the initiation of the Notice Period, if applicable, or the date of termination or resignation.

          (c)   If the Employment Period is terminated by the Company without Cause (other than as a result of Executive's Disability), then, in addition to paragraph 6(b) above, Executive shall be entitled to an amount equal to twenty-four (24) months of Executive's Base Salary and eighteen

  (18) months of bonus, in each case calculated as the average of Base Salary and bonus paid by the Company to Executive during the previous 3-year period (or, if Executive has not yet been employed by the Company for a 3-year period, as the average of the entire period during which Executive has been employed by the Company) (the "Severance Compensation"), which shall be payable in a lump sum in cash within 30 days after the date the Employment Period is terminated if and only if Executive has executed and delivered to the Company a general release (other than with respect to those matters as may arise from Executive's direct or indirect ownership of shares of the Company, Executive's rights to statutory benefits after termination such as COBRA, and Executive's other rights on termination as contained herein) in form and substance satisfactory to the Company and only so long as Executive has not breached the provisions of paragraphs 7 and 8 hereof.

          (d)   If the Employment Period is terminated (1) by the Company for Cause, (2) due to Executive's death or Disability or (3) by Executive's resignation without Good Reason, Executive, or his estate, as applicable, shall be entitled to receive (i) his Base Salary through the date of termination or resignation and (ii) any bonus amounts to which Executive is entitled determined by reference to years that ended on or prior to the date of termination or resignation.

          (e)   Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company or its Subsidiaries after the termination or expiration of the Employment Period and all of Executive's rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period (other than vested retirement benefits accrued on or prior to the termination or expiration of the Employment Period or other amounts owing hereunder as of the date of such termination or expiration that have not yet been paid) shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA) or the terms of the relevant employee benefit plan.

          (f)    The Company may offset any amounts Executive owes it or its Subsidiaries against any amounts it owes, or its Subsidiaries owe, Executive hereunder, subject to any requirements of applicable law.

          (g)   For purposes of this Agreement, "Cause" means (i) the engaging by Executive in gross negligence or wilful misconduct that is injurious to any of the Company, its Subsidiaries or its Affiliates, (ii) the embezzlement or misappropriation of funds or property of the Company or any of its Subsidiaries or Affiliates by Executive or the conviction of Executive of a felony or the entrance of a plea of guilty or nolo contendere by Executive to a felony, (iii) the wilful failure or refusal by Executive to substantially perform his duties or responsibilities that continues after being brought to the attention of Executive (other than any such failure resulting from Executive's incapacity due to Executive becoming Disabled), (iv) conduct causing the Company or any of its Subsidiaries or Affiliates substantial public disgrace or disrepute, (v) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries or Affiliates to the material disadvantage or detriment of the Company or any of its Subsidiaries or Affiliates, (vi) any other material breach of Executive's employment agreement or terms of employment, as applicable, which is not cured to the Board's reasonable satisfaction, after written notice to Executive and opportunity to cure.

          (h)   Executive will be "Disabled" or deemed to have a "Disability" only if the Board determines in good faith, based on medical evidence acceptable to it, that Executive has become physically or mentally disabled or incapacitated during his employment for a continuous period of at least ninety (90) days to such an extent that he shall be unable to perform his duties.

          (i)    For purposes of this Agreement, "Good Reason" shall mean, so long as Executive has not been guilty of (a) engaging in willful misconduct that is materially injurious to the Company or any of its Subsidiaries, (b) the embezzlement or misappropriation of funds or property of the Company or any of its Subsidiaries or the conviction of Executive of a felony or the entrance of a plea of guilty by Executive to a felony or (c) the failure or refusal by Executive to devote his full business time and attention to the performance of Executive's duties and responsibilities pursuant to Executive's employment or similar agreement with the Company and/or any of its Subsidiaries, Executive resigns from employment with the Company as a result of one or more of the following reasons: (i) within 24 months from the commencement of the Employment Period the Board has not resolved that the Headquarters will be located in a "major" European city or its environs (an "Acceptable Location"), or has resolved that the Headquarters will not be located in an Acceptable Location (the "Affirmative Decision"), provided that written notice of Executive's resignation must be delivered to the Company within twelve (12) months of the earlier of the expiration of such 24-month period or the date of the Affirmative Decision in order for Executive's resignation with Good Reason to be effective hereunder, (ii) the assignment to Executive by the Company of duties inconsistent with Executive's position, duties or responsibilities as in effect on the date hereof, including, but not limited to, any material reduction in such position, duties or responsibilities or material change in his title, or (iii) any material breach by the Company (or its successors) of this Agreement, in each case set forth above which is not cured to Executive's reasonable satisfaction within 15 days after written notice thereof to the Company; provided that written notice of Executive's resignation must be delivered to the Company within 45 days after the occurrence (or, 15 days after the date upon which Executive is aware, after due inquiry, of such breach, if later) of any such material breach in order for Executive's resignation with Good Reason to be effective hereunder, provided that in each case of clauses (i), (ii) or (iii) of this paragraph 6(i), Executive did not give prior written consent, which consent may be withheld in Executive's sole discretion.

        7.     Confidential Information.

          (a)   Unless otherwise required by law or judicial process, Executive shall keep confidential all Confidential Information known to Executive concerning the Company, its Subsidiaries, or its Affiliates and their respective businesses during the Employment Period and for the shorter of three (3) years following the termination of the Employment Period or until such information is publicly disclosed by the Company or otherwise becomes publicly disclosed other than through Executive's actions; provided that Executive shall provide notice to the Company in advance of any disclosure required by law or judicial process in a timely manner to permit the Company to oppose such compelled disclosure.

          (b)   For purposes of this Agreement, "Confidential Information" shall mean proprietary information of the Company, its Subsidiaries or its Affiliates of any nature and in any form or information about the Company's, its Subsidiaries' or its Affiliates' business, operations, strategy, personnel or plans which is not made publicly available by the Company, its Subsidiaries or its Affiliates, except for information independently developed by Executive without any use of Confidential Information or which was at the time of disclosure to Executive part of the public domain or thereafter becomes generally part of the public domain other than through Executive's actions, or which Executive can demonstrate was lawfully in Executive's possession prior to disclosure to Executive by the Company or was lawfully received by Executive after disclosure from a third party. For the avoidance of doubt, after the Non-compete Period defined below, or if the Company shall not make the written election provided for in paragraphs 8(b)(i) or 8(b)(ii) below, as applicable, the provisions of paragraph 7(a) shall not be construed to prevent Executive from taking any employment on grounds that Executive possesses general or specific knowledge of any such Confidential Information.

          (c)   Upon termination of Executive's employment for any reason, Executive shall return all property belonging to the Company, its Subsidiaries or its Affiliates, as applicable, including any and all Confidential Information in Executive's possession or under his control.

        8.     Non-compete

          (a)   Executive agrees that during the Employment Period and for a period of one (1) year thereafter (the "Non-compete Period"), Executive shall not, directly or indirectly, as a principal, officer, director, employee or in any other capacity whatsoever, without the prior written consent of the Company, engage in, or be or become interested or acquire any ownership of any kind in, or become associated with, or make loans or advance property to any person engaged in or about to engage in, any business activity that is in competition with any of the businesses engaged in by the Company or its Subsidiaries during the Employment Period, or in which, during the Employment Period, the Company or its Subsidiaries made preparations to engage, in any of the geographic areas in which such businesses are then conducted by the Company or its Subsidiaries, have been conducted by the Company or its Subsidiaries during the twelve months preceding the termination of the Employment Period, or in which the Company or its Subsidiaries conducts business during the Non-compete Period.

          (b)   Unless Executive's employment is terminated by the Company for Cause or the Company delivers to Executive its written election terminating the Non-Compete Period, Executive's obligations under paragraph 8(a) above shall be subject to payment of compensation by the Company to Executive during the Non-compete Period, determined as follows:

            (i)    if Executive's employment is terminated by the Company without Cause, the Company shall pay to Executive monthly, in addition to any Severance Compensation, a pro rata portion of his annual salary, calculated as the average of Executive's salary compensation during the previous 3-year period (or, if Executive has not yet been employed by the Company for a 3-year period, the average of the entire period during which Executive has been employed by the Company); or

            (ii)   if Executive's employment is terminated by Executive with or without Good Reason, the Company shall pay to Executive monthly a pro rata portion of his annual salary, calculated as the average of Executive's salary compensation during the previous 3-year period (or, if Executive has not yet been employed by the Company for a 3-year period, the average of the entire period during which Executive has been employed by the Company), plus, provided that Executive still owns directly or indirectly any 2003 convertible preferred stock of the Company or shares of common stock of the Company resulting from the (a) exercise of options granted by the Company on or from the date hereof or (b) conversion of 2003 convertible preferred stock of the Company, the greater of his average bonus during the previous 3 year period or 50% of his allocated bonus.

        Each payment specified in paragraphs 8(b)(i) and 8(b)(ii) is a "Non-compete Payment."

          (c)   The Non-compete Payment will cease on the earlier of (i) the effective date of the Company's written election to Executive terminating the Non-compete Period; (ii) Executive's acceptance of alternative employment or engagement in business activity, which does not violate Executive's obligations under this paragraph 8, in either case for monetary compensation equal to or greater than 100% of Executive's prior year Base Salary (provided that service on a board of directors shall not be deemed to be engagement in business activity); or (iii) the end of the Non-compete Period.

          (d)   Nothing in this Agreement shall prevent Executive from making or holding any investment in any amount in securities traded on any national securities exchange or traded in the over the counter market, provided said investments do not exceed one percent (1%) of the issued and outstanding stock of any one such corporation, and provided further that Executive has no active participation in the business of such corporation.

          (e)   During the Non-compete Period, Executive shall not directly or indirectly through another person or entity knowingly or intentionally (i) induce or attempt to induce any person known to him to be an employee of the Company or its Subsidiaries to leave the employ of the Company or its Subsidiaries, or in any way interfere with the relationship between the Company or its Subsidiaries and any employee thereof, (ii) hire any person known to him to have been an employee of the Company or its Subsidiaries at any time during the twelve (12) months prior to the termination of the Employment Period or (iii) induce or attempt to induce any material customer, supplier, licensee, licensor, franchisee or other business relation of the Company or its Subsidiaries to cease doing, or modify its, business with the Company or its Subsidiaries, or in any way interfere with the relationship between any such material customer, supplier, licensee or business relation (known to him) and the Company or its Subsidiaries (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries and/or its officers, directors, shareholders and employees).

          (f)    If, at the time of enforcement of this paragraph 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this paragraph 8 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

          (g)   This paragraph 8 will survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement.

        9.     Executive's Representations. Except as set forth on Schedule 9 attached hereto, Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

        10.   Survival. Paragraphs 6 through 23 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

        11.   Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

        Notices to Executive:

    Samsonite Europe N.V.
    Westering 17
    9700 Oudenaarde
    BELGIUM
    Attention: Marcello Bottoli

        Notices to the Company:

    Samsonite Corporation
    11200 East 45th Street
    Denver, Colorado 80239
    UNITED STATES OF AMERICA
    Facsimile: +1 (303) 373-6606
    Attention: General Counsel

        With a copy to:

    Kirkland & Ellis International LLP
    Tower 42
    25 Old Broad Street
    London EC2N 1HQ
    UNITED KINGDOM
    Facsimile: +44 (0)20 7816 8800
    Attention: James L. Learner

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

        12.   Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        13.   Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

        14.   No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

        15.   Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

        16.   Successors and Assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company. This Agreement will inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this paragraph 16.

        17.   Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

        18.   Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company's right to terminate the Employment Period for Cause or, except as otherwise stated herein, Executive's right to terminate the Employment Agreement for Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

        19.   Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

        20.   Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its respective Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes ("Taxes") imposed with respect to Executive's compensation or other payments from the Company or any of its Subsidiaries or Executive's ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes, together (if such failure to withhold was at the written direction of Executive or if Executive has not provided the Company with the information necessary to make such deductions or withholdings) with any interest, penalties and related expenses thereto.

        21.   Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

        22.   Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of the Company at any time during the Employment Period ("Corporate Opportunities"). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive's own behalf.

        23.   Executive's Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation or administrative,

regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive's possession, in all cases by providing truthful and accurate information and all at times and on schedules that are reasonably consistent with Executive's other permitted activities and commitments). In the event the Company requires Executive's cooperation in accordance with this paragraph, solely in recognition of Executive's time and expenses he may incur, the Company shall pay Executive a per diem reasonably determined by the Board and reimburse Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts, and reasonable attorneys' fees, except in relation to matters as to which Executive is liable for negligence or misconduct).

* * * * *

        IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

SAMSONITE CORPORATION
By:
Its:
MARCELLO BOTTOLI

SCHEDULE 9
EMPLOYMENT AGREEMENT DATED AS OF MARCH 2, 2004 BETWEEN
SAMSONITE CORPORATION AND MARCELLO BOTTOLI

        Executive is subject to certain confidentiality and non-solicitation obligations related to his previous employment with MOET HENNESY LOUIS VUITTON ("LVMH") and its subsidiaries, under the contract provisions set forth below. The French text set forth below is the official text of the subject agreements and the English translation is unofficial.

        1.     Confidentiality provision under employment agreement dated May 10th, 2001:

        "Secret professionnel

        Le titulaire accepte de garder confidentiel pendant toute la durée de l'emploi, ainsi qu'aprés, tout ce dont il pourrait avoir eu connaissance en raison de ses fonctions. Cela inclut en particulier toute information concernant des produits existants ou futurs, les services offerts ou utilisés par la Societé, toute information concernat les strategies de la Société sur les produits, les ventes, couts, prix, organigrammes, clients, fournisseurs, etc. Toute exception a cette obligation de secret professionnel est soumise à l'approbation préalable et écrite de la Direction Générale du Groupe".

        "Professional Secret

        The executive accepts to maintain confidential during the duration of the employment and beyond all that he could have come to know due to his functions. This includes in particular all information regarding existing or future products, services offered or used by the Company, all information regarding company strategies on products, sales, costs, prices, organisation charts, customers, suppliers, etc. Any exception to this obligation of professional secret has to be submitted to prior written approval by the General Management of the Group."

        2.     Confidentiality provision under document dated March 13th, 2003:

        "Monsieur Marcello Bottoli s'engage et ce sans limitation de durée, à ne pas reveler ni utiliser pour son compte ou pour le compte d'autrui, toutes informations considérées comme confidentielles par le Groupe. Par "informations confidentielles", il faut comprendre toutes les informations qui ne sont pas connues du public, ou qui ne se trouvent pas dans le domaine public, et dont Monsieur Marcello Bottoli a eu connaissance en raison de ses fonctions depuis son entrée dans le Groupe".

        "Mr. Marcello Bottoli commits without limitation of time not to reveal or use for himself or on behalf of third parties all information considered as confidential by the Group. "Confidential information" is meant to be all information which are not known to the public or which is not in the public domain, which Mr. Marcello Bottoli has come to know due to his functions since his joining the Group."

        3.     Non-solicitation clause under employment agreement dated May 10th, 2001, expiring December 9, 2004:

        "Clause de non-debauchage En cas de cessation du present contrat, et quelle qu'en soit la cause, le titulaire s'interdit, pendant une periode de 2 ans, de recruter ou de favoriser le recrutement d'une façon directe ou indirecte, d'un salarié du Groupe d'activités Mode et Maroquinerie—LVMH, ou d'un ancien salarié l'ayant quitté depuis moins de 6 mois.

        "Non solicitation clause

        In case of termination of this agreement and regardless of the cause of termination, the executive is prohibited to hire or favor directly or indirectly the hiring of a Divisional (LVMH Fashion & Leather Goods

        Division) employee or of a previous employee, having left the Division since less than 6 months."

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